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                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is made and entered into as of December 31, 2001, by and between Pliant Corporation, a Utah corporation ("Parent"), Pliant Investment, Inc., a Utah corporation and wholly owned subsidiary of Parent ("Buyer"), on the one hand, and Decora Industries, Inc., a Delaware corporation, and its operating subsidiary, Decora, Incorporated, a Delaware corporation (collectively, "Seller"), on the other hand.

                                    RECITALS

A. Seller is generally engaged in the sourcing and distribution of decorative consumer self-adhesive products through retail customers (the "Business").

B. Seller wishes to sell to Buyer certain of the assets it uses in connection with the Business at the price and on the other terms and conditions specified in detail below and Buyer wishes to so purchase and acquire such assets from Seller.

C. Parent will effect the acquistion of such assets from Seller through Buyer.

D. The parties hereto recognize that the Seller has filed petitions commencing bankruptcy cases (collectively, the "Case") under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on December 5, 2000 (the "Petition Date").

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                               TRANSFER OF ASSETS

Section 1.1 Purchase and Sale of Assets. On the Closing Date, in consideration of the covenants, representations and obligations of Parent and Buyer hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest as of the Closing Date in and to the following assets (but excluding the Excluded Assets, as described in Section 1.2), wherever located (collectively, the "Acquired Assets"):

        (a) Real Property. Seller's right, title and interest as owner of that real property described on Schedule 1.1(a) to this Agreement (the "Real Property").

        (b) Assumed Contracts. Seller's right, title and interest (i) as lessee under those real property leases described on Schedule 1.1(b)(i) to this Agreement (collectively, the "Real Property Leases") and (ii) as lessee under those equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements and as a party to those other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on Schedule 1.1(b)(ii) (collectively with the Real Property Leases, the "Assumed Contracts"). The parties acknowledge and agree that Buyer shall have the right to amend Schedules 1.1(b)(i) and
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        1.1(b)(ii) at any time, and from time to time, prior to the Closing and thereby exclude any item set forth on such schedules, whereupon such item shall not be an Assumed Contract.

        (c) Improvements. Any improvements located on the Real Property occupied by Seller and on the premises occupied by the Seller under the Real Property Leases, but in all events only to the extent, if any, of Seller's interest in the same (collectively, the "Improvements").

        (d) Personal Property. All of those items of equipment and tangible personal property owned by Seller and described on Schedule 1.1(d) attached to this Agreement and any other tangible personal property acquired by Seller after the date hereof but prior to the Closing Date used or held for use in connection with the Business (collectively, the "Personal Property"). As used in this Agreement, the Personal Property shall not include the Inventory or the items set forth in Section 1.2(m).

        (e) Intangible Property. All intangible personal property owned or held by Seller and used or held for use in connection with the Business, including all Intellectual Property, but in all cases only to the extent of Seller's interest therein and only to the extent transferable, together with all books, records and like items pertaining thereto (collectively, the "Intangible Property"), including, without limitation, the trademark "Con-Tact," the right to use business letterhead, business cards, sales and marketing materials, and boxes, containers and shippping materials bearing the "Decora" name until the current supply of such materials is exhausted, and the items identified on Schedule 1.1(e) hereto. As used in this Agreement, Intangible Property shall in all events exclude (i) any materials containing privileged communications or information about employees, the disclosure of which would violate an employee's reasonable expectation of privacy and any other materials which are subject to attorney-client, attorney work product, or any other privilege, and (ii) Seller's Corporate Records.

        (f) Inventory. All supplies, goods, materials, work in process, inventory and stock in trade owned by Seller used or held for use or sale in the ordinary course of the Business wherever located (collectively, the "Inventory").

        (g) Receivables. All accounts receivable arising out of the sale of Inventory in the ordinary course of the Business and all causes of action specifically pertaining to the collection of the foregoing, including all outstanding cash related thereto on the Closing Date to the extent such amounts are collected after the Closing Date or not previously applied against the Seller's debtor-in-possession credit facilities (collectively, the "Receivables").

        (h) Books and Records. All Books and Records of the Seller, other than Seller's Corporate Records.

        (i) Certain Cash. All uncollected lock-box cash not previously applied against the DIP Loan Amount prior to the Closing Date to the extent such funds become collected after the Closing Date

        (j)    Permits. All Permits of Seller.


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        (k)    Product Rights. All rights of the Seller in and to product sold on or before the Closing Date (including products returned after the Closing Date and rights of rescission, replevin and reclamation).

        (l) Prepaid Items. All credits, prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items related to the Business.

        (m) Seller Claims. Any claims of Seller or its affiliates against Buyer or its affiliates relating to goods or services provided by Buyer or its affiliates to Seller or its affiliates.

        (n) Goodwill. All goodwill generated by or associated with the Business.


Section 1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the Acquired Assets shall not include, and such items shall not be part of the sale and purchase and shall remain the property of Seller after the Closing Date (the "Excluded Assets"):

        (a) those items excluded pursuant to the provisions of Section 1.1 above;

        (b) any cash, cash equivalents or cash collateralizing letters of credit or bank or other financial accounts of any Seller except as provided in Sections 1.1(g) and 1.1(i) above;

        (c) Inventory transferred, used or sold by Seller in the ordinary course of the Business prior to the Closing Date;

        (d) any lease, rental agreement, contract, agreement, license or similar arrangement ("Contracts") not described on Schedule 1.1(b) and all rights and causes of action relating thereto;

        (e)    any right, property or asset listed on Schedule 1.2 hereto;

        (f) all preference and avoidance claims and other causes of action of the Seller against persons other than parties to this Agreement, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, or 550 of the United States Bankruptcy Code;

        (g) the Sellers' rights under this Agreement and all cash and non-cash consideration payable or deliverable to the Seller pursuant to the terms and provisions hereof;

        (h) insurance proceeds, rights, claims, credits and causes of action with respect to or arising in connection with any Excluded Asset or any Excluded Liability, and all guarantees, warranties, indemnities, and similar rights in favor of Seller in respect of any Excluded Asset or Excluded Liability;

        (i) any tax attribute of any Seller, including any right to any tax refund or net operating loss;


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        (j)    Seller's capital stock, minute books, stock records, and
        corporate documents relating to Seller's existence ("Corporate
        Records");

        (k)    professional retainers paid by any Seller;

        (l)    all rights in connection with and assets of the Employee Plans;
        and

        (m) (i) all empty ink, solvent, or chemical drums and containers in excess of 25 such drums or containers, and (ii) all drums and containers containing waste or spent inks, solvents or chemicals, located on the Real Property.

Section 1.3 Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer and the assumption of liabilities provided herein by Buyer shall be made by appropriately executed assignments, deeds, bills of sale, and other instruments of assignment, transfer and conveyance provided for in Section 3 below and such other instruments as may reasonably be requested by Buyer or Seller to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement. None of the foregoing documents shall increase in any material way the obligations imposed by this Agreement upon Seller or Buyer.

                                  ARTICLE II.
                                  CONSIDERATION

Section 2.1 Purchase Price and Acceptance of Consideration. Upon the terms and subject to the conditions of this Agreement, the Buyer shall assume the Assumed Liabilities and pay to the Seller in immediately available funds the sum of (a) all amounts outstanding under the Seller's debtor-in-possession credit facilities, as of the Closing Date, as identified on Schedule 2.1 (the "DIP Loan Amount") (in the amount, as of October 31, 2001, of $15,690,685.87), and (b) the Postpetition Expense Payment (such assumption and payments, collectively, the "Purchase Price") at Closing. The Seller accepts, and hereby agrees that, the payment of the Purchase Price as provided for in this Article II constitutes payment in full and is the sole consideration for the sale, transfer, conveyance, assignment and delivery of the Acquired Assets to the Buyer by the Seller and for all of the other agreements of the Seller provided for in this Agreement.

Section 2.2 Assumed Liabilities. Effective on the Closing Date, the Buyer shall assume and perform the following liabilities of the Seller (the "Assumed Liabilities") relating to the Business:

        (a) all amounts outstanding as of the Closing Date with respect to the postpetition trade accounts payable identified on Schedule 2.2(a), representing amounts due and owing on account of trade accounts payable first arising on or after the Petition Date (in the amount, as of October 31, 2001, of $3,833,580.94);

        (b) the obligations of Seller in connection with any Assumed Contracts that first arise on or after the Closing Date; and

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        (c)    any obligations in connection with any of the Acquired Assets that first arise on or after the Closing Date.

In addition, Buyer shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and save and hold Seller harmless from and against any and all claims or demands asserted by any person or entity in connection with the liabilities and obligations assumed by Buyer pursuant to this Section 2.2.

Section 2.3 Excluded Liabilities.The Buyer is not assuming and shall not be liable for any of the Excluded Liabilities and the Seller shall retain and be responsible for the discharge of all Excluded Liabilities whenever and however arising.

Section 2.4 Postpetition Expense Payment. On the Closing Date, the Buyer shall cause to be transferred to the Seller by wire transfer of immediately available funds an amount attributed to the additional assumed liabilities as of the Closing Date identified on an unitemized statement which Seller shall submit to Buyer no less than two (2) Business Days prior to the Closing (the "Postpetition Expense Payment"); provided, that, in no event, shall the Postpetition Expense Payment be in excess of $1,800,000.

Section 2.5 Assumption and Assignment of Assumed Contracts. Buyer shall cooperate in all reasonable respects in connection with Sale Motion proceedings commenced by Seller in accordance with Section 8.6(b) of this Agreement for the purpose of obtaining, pursuant to the Approval Order, an order of the Bankruptcy Court authorizing and directing the Seller to assign the Assumed Contracts to Buyer pursuant to Section 365 of the Bankruptcy Code and otherwise to gain approval for the transactions contemplated by this Agreement. For greater clarity, Buyer shall reasonably cooperate in efforts to demonstrate "adequate assurance" of Buyer's performance of its obligations under the Assumed Contracts; provided, however, that no later than the Closing Date, Buyer may, in its sole and complete discretion, elect to not provide "adequate assurance" with respect to any Assumed Contract, in which case such Assumed Contract shall not constitute an Assumed Contract, such Assumed Contract shall not be assigned, transferred or conveyed to the Buyer as part of the Acquired Assets, and the Seller shall remain solely and completely liable for all obligations arising under such Assumed Contract. Any Contract for which "adequate assurance" as set forth in this Section 2.5 is not given by the Closing Date shall not be an Assumed Contract and shall either be rejected under the Bankruptcy Code as of the Closing Date or as soon as is reasonably practicable thereafter.

Section 2.6 Deposit. No later than the first (1st) Business Day after the entry of the Procedures Order, Buyer shall deposit with the Seller $1,000,000 (the "Deposit") in immediately available funds. If the transactions contemplated herein terminate by reason of (i) Seller's material default of its obligations hereunder (a "Seller Default Termination"), (ii) the failure of a condition to Buyer's obligation to purchase the Acquired Assets that is not within the Buyer's control, or (iii) the consummation of a sale to a third party as described in Section 8.6(b) below, this Agreement shall be terminated and the Seller shall return the Deposit in immediately available funds to Buyer within three (3) Business Days of the occurrence of such event. In all other events, but except as otherwise provided in Section 3.4(a), the Deposit shall be retained by Seller for its own account, shall be deemed liquidated damages, and shall constitute Seller's sole


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and complete remedy for any claims against Buyer relating to this Agreement or the transactions contemplated hereby.

                                  ARTICLE III.
                              CLOSING TRANSACTIONS

Section 3.1 Closing. The purchase and sale and the closing of the transactions provided for herein (the "Closing") shall take place at the offices of Latham & Watkins, Sears Tower - 58th Floor, Chicago, Illinois or such other location as the parties determine. For purposes of this Agreement, "Closing Date" means the time and date that the Closing actually takes place.

Section 3.2 Closing Date. The Closing shall be held within five (5) days after satisfaction or waiver of the conditions to closing contained in Section 4, but in no event later than February 28, 2002 (the "Outside Date"); provided, however, that the Outside Date shall automatically be extended for one (1) thirty (30) day period if the only condition remaining to be satisfied is the condition specified in Section 4.1(c). In the event the conditions to Closing have not been satisfied or waived on or before the Outside Date, then any party who is not in material default hereunder may terminate this Agreement by delivering to the other party written notice of termination. Alternatively, the parties may mutually agree to an extended Outside Date. Until this Agreement is either terminated or the parties have agreed upon an extended Outside Date, the parties shall diligently continue to work to satisfy all conditions to Closing.

Section 3.3 Sellers' Deliveries to Buyer at Closing. On the Closing Date, subject to satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, Seller shall make the following deliveries to Buyer:

        (a) an assignment and assumption agreement, in a form agreed upon by the parties hereto, duly executed by Seller, pursuant to which Seller assigns to Buyer the Assumed Contracts (the "Assignment Agreement");

        (b) deeds, bills of sale, assignments and other instruments of conveyance, all in form agreed upon by the parties hereto, duly executed by Seller, pursuant to which Seller transfers to Buyer the Acquired Assets other than the Assumed Contracts (the "Other Transfer Documents"); and

        (c) the certificate provided for in Section 4.3(a) and (d), duly executed by Seller.

Section 3.4 Buyer's Deliveries to Seller at Closing. On the Closing Date, subject to satisfaction of the conditions precedent set forth in Sections 4.1 and 4.3, Buyer shall make or cause to be made the following deliveries to
Seller:

        (a) payment of the DIP Loan Amount and the Postpetition Expense Payment by immediately available funds via wire transfer (less the Deposit which shall be credited toward payment of the Purchase Price);

        (b)    the Assignment Agreement, duly executed by Buyer; and



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        (c)    the certificates provided for in Sections 4.2(a) and (d), each duly executed by Buyer.

Section 3.5 Prorations. Post-petition rent, current real property taxes, utilities and other items of expense that are customarily prorated between parties to an asset purchase and sale transaction shall be prorated between Seller and Buyer as of the Closing Date. Except as set forth in Section 2.2, all obligations due in respect of periods following the commencement of the Case but prior to the Closing Date shall be paid in full or otherwise satisfied by Seller and all obligations due in respect of periods on and after the Closing Date shall be paid in full or otherwise satisfied by Buyer. Post-petition rent shall be prorated on the basis of a thirty (30) day month.

Section 3.6 Sales, Use and Other Taxes. To the extent the sale of the Acquired Assets and other transactions contemplated hereby are subject under applicable law to sales, transfer, use, stamp or similar taxes that are not exempt under Bankruptcy Code Section 1146, such sales, transfer, use stamp or similar taxes shall be borne by Seller.

Section 3.7 Possession. Right to possession of the Acquired Assets shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Acquired Assets, and shall also make available to Buyer at Seller's then existing locations all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.

                                  ARTICLE IV.
                         CONDITIONS PRECEDENT TO CLOSING

Section 4.1 Conditions Precedent to Obligation of the Seller and the Buyer. Seller's and Buyer's obligations to make their respective deliveries as set forth in Section 3 on the Closing Date shall be subject to the satisfaction or waiver of the following conditions:

        (a) all applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated and any proceedings that may have been filed or instituted thereunder by any governmental agency shall have been satisfactorily concluded;

        (b) no action, suit or other proceedings shall be pending before any court, tribunal or Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation or any Governmental Authority having appropriate jurisdiction;

        (c) the Bankruptcy Court shall have entered the Procedures Order in accordance with Section 8.6(a) below and the Approval Order in accordance with Section 8.6(b) below, and the Approval Order shall not have been stayed, modified, amended, dissolved, revoked or rescinded in any material way, as of the Closing Date; and


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        (d)    the Case shall not have been dismissed or converted to a
        Chapter 7 bankruptcy pursuant to provisions of the Bankruptcy Code.

Section 4.2 Conditions Precedent to Seller's Obligations. Seller's obligation to make the deliveries of Seller set forth in Section 3 on the Closing Date shall be subject to the satisfaction or waiver by Seller of each of the following conditions:

        (a) all of the representations and warranties of Buyer contained in
        Section 6 shall continue to be true and correct as of the Closing Date in all material respects, all covenants and obligations to be performed by Buyer on or prior to the Closing Date shall have been performed in all material respects, and Buyer shall have certified the foregoing to Seller in writing;

        (b) Buyer shall have executed and delivered to Seller the Assignment Agreement and each other document reasonably requested by Seller pursuant to Section 1.3;

        (c) Seller shall have received the total Purchase Price;

        (d) Buyer shall have delivered to Seller appropriate evidence of all necessary corporate action by Buyer in connection with the transactions contemplated herein, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer's directors approving the transactions contemplated herein and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated herein; and

        (e) Seller shall have determined that it will not incur any liability under the Worker Adjustment and Retraining Notification Act in connection with the consummation of this transaction.

Section 4.3 Conditions Precedent to Buyer's Obligations. Buyer's obligation to make the deliveries of Buyer set forth in Section 3 on the Closing Date shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

        (a)    all of the representations and warranties of Seller contained in
        Section 5 shall continue to be true and correct on the Closing Date in all material respects, all covenants and obligations to be performed by Seller on or prior to the Closing Date shall have been performed in all material respects, and Seller shall have certified the foregoing to Buyer in writing;

        (b) Seller shall have executed and delivered to Buyer the Assignment Agreement (if necessary), the Other Transfer Documents, and each other document reasonably requested by Buyer pursuant to Section 1.3;

        (c) Seller shall have delivered that certain Policy of Title Insurance dated May 5, 2000, and issued by First American Title Insurance Company of New York (Policy No. B 286485) (the "Title Policy") and that certain Survey dated May 6, 1965, and revised April 21, 2000, and prepared by Coulter & McCormack (the "Survey"), and Buyer shall, in its


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        reasonable judgment, be satisfied that title to the Real Property is vested in fee simple to Decora, Incorporated, and that the Survey accurately describes the Real Property and accurately shows the correct boundaries of the Real Property, together with all buildings, tanks, fences, rail spurs, utility lines, parking lots, walks, easements and other items described on Item 8 of Schedule B of the Title Policy;

        (d) Seller shall have delivered to Buyer appropriate evidence of all necessary corporate action by Seller in connection with the transactions contemplated herein, including, without limitation: (i) certified copies of resolutions duly adopted by Seller's directors, approving the transactions contemplated herein and authorizing the execution, delivery, and performance by Seller of this Agreement; and (ii) a certificate as to the incumbency of officers of Seller executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated herein; and

        (e)    Seller shall have removed the drums and containers described in
        Section 1.2(m).

Section 4.4 Termination. If any of the above conditions is neither satisfied nor waived on or before the Outside Date, then any party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination. Upon termination by Buyer pursuant to the second sentence of Section 2.6, the Deposit shall be returned to the Buyer. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; provided, however, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date.

                                   ARTICLE V.
                     SELLERS' REPRESENTATIONS AND WARRANTIES

        Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date:

Section 5.1 Validity of Agreement. Upon obtaining the Approval Order, this Agreement shall constitute the valid and binding obligation of Seller enforceable in accordance with its terms.

Section 5.2 Organization, Standing and Power. Except as set forth in Schedule 5.2, each of Decora Industries, Inc. and Decora, Incorporated is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Schedule 5.2 sets forth a complete and accurate list of any other jurisdiction in which Seller does business and indicates whether Seller is qualified to do business as a foreign corporation and in good standing in such jurisdiction(s). Subject to the applicable provisions of bankruptcy law, Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to the Seller's obtaining the Approval Order, to execute, deliver and perform this Agreement and all writings relating hereto. Seller has no material subsidiaries except as disclosed in Schedule 5.2.

Section 5.3 No Conflicts or Violations. Upon obtaining the Approval Order, the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not:
(a) conflict with or result in a breach of the articles of incorporation or the


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by-laws of Seller; (b) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or Governmental Authority; or (c) violate or conflict with or constitute a default or accelerate the maturity, performance or payment under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

Section 5.4 Title to the Acquired Assets. Seller has good and marketable title to the Acquired Assets. At the Closing, Buyer will acquire all of Seller's right, title and interest in and to all of the Acquired Assets, free and clear of any liens, claims or encumbrances, subject to Section 2.2 hereof.

Section 5.5    Financial Information.

        (a) Schedule 5.5 sets forth (i) audited consolidated balance sheets of the Seller as of the end of each of the fiscal years ended March 31, 2001, 2000 and 1999 (the "Audited Balance Sheets") and the related audited consolidated statements of operations and retained earnings and cash flows of the Seller for such fiscal years (the Audited Balance Sheets and such audited consolidated statements of operations and retained earnings and cash flows are hereinafter collectively referred to as the "Audited Statements") and (ii) the unaudited consolidated balance sheets of the Seller as of October 31 and November 30, 2001 as provided to the U.S. Trustee in the Case (the "Unaudited Balance Sheets") and the unaudited consolidated statements of operations of the Seller for each of the seven (7) months ending October 31, 2001 (the Unaudited Balance Sheets and such unaudited consolidated statements of operations are hereafter collectively referred to as the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements").

        (b) The Financial Statements, including without limitation the notes thereto, (i) are complete and correct in all material respects, (ii) have been prepared in accordance with the Books and Records of the Seller, and (iii) present fairly the consolidated financial position of the Seller in the format required by the U.S. Trustee in the Case, and their consolidated results of operations and cash flows as of and for the respective dates and time periods in accordance with GAAP applied on a basis consistent with prior accounting periods, except as noted thereon and subject to, in the case of the Unaudited Statements, the absence of footnotes and normal and recurring year-end adjustments which are not expected to be material in amount. There have been no changes in accounting methods (for financial accounting purposes) made, agreed to, requested, or required with respect to the Seller since March 31, 2000.

        (c) Notwithstanding the foregoing, since the end of the Seller's last fiscal year on March 31, 2001, the Seller has not evaluated its Inventories with respect to what Inventory, if any, may be deemed to be slow moving or obsolete. Accordingly, no adjustments have been made to give effect to any potential slow moving or obsolete Inventory.

        (d) During the past 24 months, Seller has neither received any management letters from Seller's auditors to Seller's board of directors, audit committee or senior financial officers nor sent any related responses.


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Section 5.6    Intellectual Property.

        (a) Seller has taken all necessary steps and actions to obtain, maintain and renew all Intellectual Property used or held for use in the Business.

        (b) To the Seller's knowledge, the Seller owns or otherwise has the right or license to use the Intellectual Property, free and clear of all liens (subject to the approval of the Bankruptcy Court).

        (c) No Approval of any third party will be required for the use by the Buyer of any of the Intellectual Property or the transfer of the Seller's rights therein to the Buyer.

        (d) No claims are currently pending, or to Seller's knowledge, are threatened in writing by any person involving or questioning the Seller's right to use any of the Intellectual Property or challenging or questioning the validity or effectiveness of any license or similar agreement related to the Intellectual Property.

        (e) Except as set forth on Schedule 5.6(e), to the Seller's knowledge, the use of the Intellectual Property by the Seller does not infringe the rights of any person nor, to the Seller's knowledge, is any infringing use of the Intellectual Property currently ongoing by any person.

Section 5.7 Proceedings. There is no Proceeding pending or, to the knowledge of the Seller, threatened, against the Seller relating to the Business or any Acquired Assets, before any Governmental Authority that may affect the Business or the Acquired Assets or that questions or challenges the validity of this Agreement or any action taken or proposed to be taken by the Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or would, if adversely determined, have a material adverse effect on the Seller or the Acquired Assets.

Section 5.8 Compliance with Laws. Except those the failure of which to be in compliance with would not reasonably be expected to have a material adverse effect on the Acquired Assets or the Business or materially impair or delay the ability of the Seller to consummate the transactions contemplated hereby, (a) the Seller has not been notified in writing of and is not aware of any violation of any laws binding on it relating to the Business or the Acquired Assets, (b) since January 1, 2001, the Seller has not been notified in writing, or senior management of the Seller does not have actual knowledge, that it has been charged with or threatened in writing with, any charge concerning, nor is the Seller under any investigation with respect to, any violation of any provision of any law relating to the Business or the Acquired Assets that has not already been resolved, and (c) the Seller is not in violation of, or in default under, and no event has occurred which, with the lapse of time or the giving of notice, or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any Governmental Authority relating to the Acquired Assets or the Business.

Section 5.9 Approvals. Except for Approval of the Bankruptcy Court or those for which the failure to obtain would not reasonably be expected to have material adverse effect on the Acquired Assets or the Business or materially impair or delay the ability of the Seller to consummate the transactions contemplated hereby, no approval of any Governmental Authority or other person is required to be made, obtained or given by or with respect to the Seller in connection with the execution or delivery by the Seller of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, including without limitation the sale of the Acquired Assets to the Buyer.

Section 5.10   Environmental Matters.

        (a) The Acquired Assets and operations of the Business are in material compliance with all Environmental Laws and with all requirements of applicable approvals issued pursuant to Environmental Laws.

        (b) Except as set forth on Schedule 5.10(b), to the Seller's knowledge, there are no actions pending against the Seller that involve, or relate to, environmental conditions, noncompliance with Environmental Laws or the release, use or disposal of any Hazardous Materials at the Real Property, and Seller has not received any written notice from any Governmental Authority or other Person during the five years prior to the date hereof claiming any violation of or any potential liability under any Environmental Law relating to the Business, Acquired Assets or Real Property.

        (c) All permits, licenses, authorizations, registrations and other governmental consents required under Environmental Laws ("Environmental Permits") relating to the operation of the Business and the Acquired Assets, including the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, emission, transport, Release, recycling or handling of Hazardous Materials in connection with the operation of the Business, are valid and in full force and effect. To the Seller's knowledge, there are no pending administrative or judicial proceedings to revoke, cancel, modify or declare such Environmental Permits invalid.

        (d) To the Seller's knowledge, none of the Real Property is listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites under CERCLA or any similar state list under any comparable state statute.

        (e) To the Seller's knowledge, Seller has not received any written notice from any Governmental Authority or any other Person of any allegation of any actual or potential responsibility for any release of any Hazardous Materials to or at which Seller allegedly transported, disposed or arranged for the disposal of any Hazardous Materials.

        (f) To the Seller's knowledge, there has not been, and is not now occurring, any material Release of any Hazardous Material on, in, under, about or from the Real Property, including, a Release that has come to be located on or under the Real Property.

        (g)    To the Seller's knowledge, except as set forth on
        Schedule 5.10(g), no above ground or underground storage tanks or wells are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled.

Section 5.11   Labor Matters.

        (a) To the Seller's knowledge, during the past two years there have been no actual or threatened actions, work stoppages or other labor difficulties relating to any of the Seller's past or current Union Employees or Non-Union Employees. In addition, the Seller is a party to that certain Collective Bargaining Agreement with respect to Union Employees and, to the Seller's knowledge, is not in default of any of the material provisions contained in the Collective Bargaining Agreement. Seller has not been notified in writing of any pending actions or grievances filed with respect to the Collective Bargaining Agreement.

        (b) Seller is and has been in material compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

        (c) Except as disclosed on Schedule 5.11(c), there are no pending claims, and to Seller's knowledge, no threatened claims, by or on behalf of any of its employees under any federal, state or local labor or employment laws or regulations, including but not limited to, the Fair Labor Standards Act, the National Labor Relations Act, Labor Management Relations Act, Civil Rights Act of 1964, Civil Rights Act of 1991, Walsh-Healy Act, Davis Bacon Act, Post Civil War Civil Rights Acts, (42 USC Sections 1981-88), Age Discrimination in Employment Act, Older Workers' Benefit Protection Act, Equal Pay Act of 1963, Executive Order 11246, Uniformed Service Employees Employment and Reemployment Rights Act, Occupational Safety and Health Act, Employee Retirement Income Security Act, Americans with Disabilities Act, Rehabilitation Act of 1973, Family and Medical Leave Act, Worker Adjustment and Retraining Notification Act, applicable workers' and unemployment compensation laws, all as amended, or any applicable contract, tort or other common law theories.

        (d) Except as set forth on Schedule 5.11(d), each of Seller's employees is an "at-will" employee and there are no written employment, commission, compensation or severance agreements of any kind between Seller and any of its employees. True and complete copies of each of Seller's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices) have been made available to Buyer. Seller does not have any agreements or understandings with its employees except as reflected in the items listed in Schedules 5.11(d) or any employment practices contrary to those reflected in the items made available to Buyer.

        (e) Except as set forth on Schedule 5.11(e), Seller has no severance pay plan, policy, practice or agreement with any of its employees. Seller shall have sole responsibility for severance pay, if any, to its employees for any termination of employment by Seller on, prior to or following the Closing Date.

        (f) Schedule 5.11(f) contains a complete and accurate list of all directors, officers, employees or consultants of Seller as of the date hereof, specifying their names and job title, the total amount paid or payable as compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, as of the date hereof.

Section 5.12. ERISA. Except as disclosed on Schedule 5.12, (a) each pension plan (as defined in Section 3(2) of ERISA) maintained or contributed by Seller which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that such pension plan is so qualified and no fact or circumstances exist which would adversely affect the qualified status of such pension plan in form or operation, (b) no pension plan maintained or contributed to by Seller is subject to the provisions of Title IV of ERISA, the funding requirements of Section 412 of the Code or is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), (c) no welfare plan (as defined in Section 3(1) of ERISA) maintained by Seller provides post retirement medical or life coverage to any employees, other than as required by COBRA, (d) each pension plan and welfare plan maintained by Seller is in all material respects in compliance with the provisions of ERISA, the Code and all applicable laws and Seller has not received any written notice alleging the contrary with respect to any such plans, (e) there is no action, claim or demand of any kind (other than routine claims for benefit) that has been brought, or to Seller's knowledge is threatened, against any such plans, and (f) each contribution or other payment that is required to have been accrued or made under or with respect to any such plans has been duly accrued and made on a timely basis.

Section 5.13. Receivables. All Receivables that are reflected on the March 31, 2001 Audited Balance Sheet or any Unaudited Balance Sheet or on the accounting Books and Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, such Receivables are or will be as of the Closing Date current and collectible net of the respective reserves shown on such balance sheets (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any contract with any account debtor of a Receivable relating to the amount or validity of such Receivable. Schedule 5.13 contains a complete and accurate list of all Receivables as of the date of the October 31, 2001 Unaudited Balance Sheet, which list sets forth the aging of each such Receivable.

Section 5.14 Inventory. Seller is not in possession of any Inventory not owned by Seller, including goods already sold. Except for the Inventory in possession of AtomicBox.com, Inc., no other person is in possession of any Inventory of Seller. All of the Inventory has been valued at the lower of cost or market value on a first in, first out basis. Inventory now on hand that was purchased after the date of the Audited Balance Sheet or the November 30, 2001 Unaudited Balance Sheet was purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase.

Section 5.15 Owned and Leased Real Property. Schedules 1.1(a) and 1.1(b)(i) set forth the correct legal description, street address and tax parcel number for each parcel of Real Property owned or leased by Seller.

Section 5.16. Permits. Schedule 5.16 sets forth all material certificates, licenses, permits, authorizations, and approvals issued or granted to Seller by Governmental Authorities that are necessary or desirable for the conduct of the Business ("Permits"). Except as set forth on Schedule 5.16, (i) all such Permits are validly held by Seller, and Seller has complied in all material respects with all terms and conditions of the Permits, (ii) during the past five years, Seller has not received notice of any Proceedings relating to the revocation or modification of any of such Permits, and (iii) none of such Permits will be subject to suspension, modification, revocation, or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein. Seller possesses all Permits necessary to own or lease and operate the Acquired Assets and to conduct the Business as currently conducted.

Section 5.17   Post-Petition Trade Accounts Payable. Each item set forth on
Schedule 2.2(a) represents a bona fide trade account payable of Seller first incurred by Seller in the ordinary course of business on or after the Petition Date, and Schedule 2.2(a) reflects the true and correct amount owed by Seller for all trade accounts payable, individually, and in the aggregate, as of October 31, 2001 and as of the Closing Date (with respect to a revised version of such Schedule delivered as of the Closing Date).

Section 5.18 Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in any other document, certificate, or schedule furnished or to be furnished by or on behalf of Seller by any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

                                  ARTICLE VI.
               PARENT'S AND BUYER'S REPRESENTATIONS AND WARRANTIES

        Parent and Buyer hereby make the following representations and warranties to Seller as of the date of this Agreement and as of the Closing
Date:

Section 6.1 Validity of Agreement. All action on the part of Parent and Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Parent and Buyer, including, but not limited to, the performance of Parent's and Buyer's obligations hereunder, has been duly taken. This Agreement when executed and delivered by Parent and Buyer, shall constitute the valid and binding obligation of Parent and Buyer enforceable in accordance with its terms.

Section 6.2 Organization, Standing and Power. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Each of Parent and Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its respective business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

Section 6.3 No Conflicts or Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Parent and Buyer do not and will not: (i) conflict with or result in a breach of the articles of incorporation or by-laws of Parent and Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or Governmental Authority; or
(iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Parent and Buyer is a party or by which Parent and Buyer or its assets or properties may be bound.

Section 6.4 Financing. Buyer has sufficient funds available to consummate the transactions contemplated herein - THERE IS NO FINANCING CONTINGENCY WITH RESPECT TO THIS TRANSACTION.

                                  ARTICLE VII.
                               "AS IS" TRANSACTION

        BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5 ABOVE OR ELSEWHERE IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ACQUIRED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE ACQUIRED ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER ASSUMED CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTERS RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH THE SELLER OWNS OR WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE ACQUIRED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE TO THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ACQUIRED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ACQUIRED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ACQUIRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ACQUIRED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE ACQUIRED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5 OR ELSEWHERE IN THIS AGREEMENT, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

                                 ARTICLE VIII.
                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

Section 8.1 Access to Records and Properties of Seller. From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives who shall be bound as "Representatives" under the confidentiality agreement heretofore signed by Parent, reasonable access during normal business hours to the Acquired Assets and all records pertaining to the Acquired Assets or the Business. Buyer, however, shall not be entitled to access any materials containing privileged communications or information about employees, disclosure of which might violate an employee's reasonable expectation of privacy.

Section 8.2 Notice of Filings. From and after the date hereof until the Closing Date, Seller shall provide Buyer with drafts of all documents, agreements or other instruments proposed to be included in any filings with the Court related to the transactions contemplated by this Agreement (each, a "Court Document" and, collectively, the "Court Documents") and a reasonable opportunity for Buyer to comment thereon prior to the filing, of any such Court Document with the Court (Court Documents so filed, collectively, "Court Filings"). Seller shall provide Buyer with all Court Filings and any responses or objections to such Court Filings in a timely manner.

Section 8.3 Hart-Scott-Rodino Cooperation. To the extent applicable, Parent, Buyer and Seller shall cooperate with each other (at their respective sole cost and expense) to comply with, and provide the information required by, the pre-merger notification and waiting period rules of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (codified in Section 18(a) of Title 15, U.S.
Code), if necessary, in any Federal Trade Commission regulations, and in any provisions or regulations of or relating to the Clayton Act. In that connection, Parent, Buyer and Seller shall use diligent efforts to make their joint pre-merger notification filing with the Federal Trade Commission, if necessary, no later than three (3) days following the hearing of the Sale Motion, if Buyer is the successful bidder. The parties acknowledge that a Hart-Scott-Rodino filing would not appear to be necessary.

Section 8.4 Operation of Seller's Business Pending Closing. From the date hereof to the Closing Date, except as permitted by the prior written consent of Buyer, or as required by the Bankruptcy Court or applicable law: (a) the Business shall be conducted only in the ordinary course of business and in a manner consistent with past practice of the Business and Seller shall not take any action in connection with the operation of the Business except in the ordinary course of Business and in a manner consistent with past practice of the Business; (b) Seller shall use commercially reasonable efforts to preserve intact the Business, maintain the Acquired Assets in working order, condition and repair (subject to ordinary wear and tear), comply with all laws applicable to the Business, keep available the services of employees whose continuing employment in connection with the Business is advantageous to the conduct of the Business, and preserve the present relationships of the Business with customers and suppliers and other persons with which the Business has significant business relations; (c) Seller shall not take any actions or omit to take any actions, the effect of which would result in (i) material acceleration of the sale of the Inventory or material acceleration of the generation or collection of Receivables or (ii) material deferral or delay in the payment of accounts payable or capital expenditures relative to the past practices of the Business; (d) Seller shall not modify, amend or otherwise alter or change any of the material terms or provisions of any Assumed Contracts; and (e) Seller shall continue to seek customary trade credit and shall make payments to trade vendors consistent with the Seller's past practices since the Petition Date.

Section 8.5 Employees. The Seller shall use its commercially reasonable efforts to retain all of the employees engaged in the Business, and to maintain in good standing through the Closing all relationships and agreements with employees, independent contractors, or consultants necessary to the Business, in each case from the date hereof through the Closing Date and to cooperate with the Buyer in hiring employees engaged in the Business who are offered employment by the Buyer; provided, that the foregoing shall not require that the Seller offer employment to any person who is employed by the Seller on or prior to the Closing Date.

Section 8.6    Bankruptcy Court Approvals.

        (a) Bankruptcy Court Approval of Sale Procedures. Seller has filed a motion (the "Sale Procedure Motion") with the Bankruptcy Court and shall use reasonable efforts to obtain the entry of an order (the "Procedures Order") (i) fixing the time, date, and location of a hearing (the "Approval Hearing") to approve Sellers' consummation of this Agreement,
        (ii) fixing the time and date of an auction (the "Auction") to be held at Young Conaway Stargatt & Taylor, LLP, Eleventh Floor, Wilmington Trust Center, 1100 North Market Street, Wilmington, Delaware, at which higher and better offers to purchase the Acquired Assets may be presented to Seller, (iii) providing that if Seller receives from a third party a higher and better offer to purchase the Acquired Assets at the Auction, and such third party offer is subsequently approved by the Bankruptcy Court and closes as provided by its terms, then Buyer will be entitled to receive from Seller a flat fee payment (not dependent on amounts actually expended or incurred by Buyer) in immediately available funds in the amount of three percent (3%) of the aggregate of the Purchase Price (the "Break-Up Fee") which payment shall be made to Buyer concurrently with the consummation of such third party sale and (iv) no prospective purchaser who bids for the Acquired Assets at the Auction shall be entitled to purchase the Acquired Assets unless such prospective purchaser offers to purchase the Acquired Assets for consideration which is at least five percent (5%) greater than the aggregate of the Purchase Price and otherwise on terms at least as favorable to Seller as those set forth in this Agreement, as determined by HLHZ and the Seller. Should overbidding take place, Buyer shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Approval Hearing based upon Buyer's submission of the highest and best offer to purchase the Acquired Assets and Seller's acceptance of such overbid.

        (b) Bankruptcy Court's Approval of Sale. Promptly after the date hereof, Seller shall file a motion with the Bankruptcy Court (the "Sale Motion") requesting entry of an order (the "Approval Order") which, among other things, (i) approves the sale of the Acquired Assets to Buyer on the terms and conditions set forth in this Agreement (or such higher and better terms and conditions offered at the Auction) and authorizes the Seller to proceed with this transaction or such higher and better transaction, (ii) includes specific findings that (A) this Agreement was proposed and negotiated by Buyer and Seller in good faith and at arm's length, (B) Buyer is a good faith purchaser of the Acquired Assets under Section 363(m) of the Bankruptcy Code, and (C) the provisions of Section 363(n) of the Bankruptcy Code have not been violated, (iii) authorizes and directs the Seller to sell the Acquired Assets to Buyer pursuant to this Agreement and Section 363 of the Bankruptcy Code, free and clear of all liens, claims, interests, liabilities and encumbrances other than the Assumed Liabilities, (iv) authorizes and directs Seller to assume and assign the pre-Petition Date Assumed Contracts to Buyer pursuant to Section 365 of the Bankruptcy Code and pay all cure amounts payable to the counterparties to the Assumed Contracts as a condition to such assumption and assignment, (v) authorizes and directs the Seller to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, and (vi) permanently enjoins each and every holder of a lien, claim or interest that is not an Assumed Liability from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Buyer relative to such lien, claim or interest. Following the filing of the Sale Motion, Seller shall use reasonable efforts to obtain entry of the Approval Order. Both Buyer's and Seller's obligations to consummate the transactions contemplated herein which Buyer and Seller may hereafter enter into shall be conditioned upon the Bankruptcy Court's entry of the Approval Order.

                                  ARTICLE IX.
                              ADDITIONAL COVENANTS

Section 9.1    Employment Matters.

        (a) As of the Closing Date, the Buyer shall employ those salaried employees of Seller listed on Schedule 9.1(a), without diminution of base salary or responsibility for not less than six (6) months after the Closing Date unless terminated by the Buyer for cause (the "Transferred Employees"). The parties acknowledge and agree that Buyer shall have the right to amend Schedule 9.1(a) at any time, and from time to time, prior to the Closing and to exclude any employee of Seller listed on such schedule, and any such employee who is excluded by Buyer from such schedule shall not be employed by Buyer at the Closing and shall not be a Transferred Employee.

        (b) The Buyer will recognize all years of service of the Transferred Employees with the Seller for purposes of eligibility to participate in and to vest under those employee benefit plans, within the meaning of
        Section 3(3) of ERISA, of the Buyer in which the Transferred Employees are eligible to participate in after the Closing Date.

        (c) The Buyer shall recognize all years of service of the Transferred Employees with the Seller for purposes of vacation and severance accrual under the Buyer's vacation and severance policies. The Buyer shall cause all pre-existing condition exclusions under any medical and dental plans made available by the Buyer to Transferred Employees to be waived in respect of such employees and dependents, but only to the extent Seller's medical and dental plans recognize such Transferred Employees and their dependents as having satisfied any pre-existing conditions exclusion under Seller's medical and dental plans. The Buyer shall take commercially reasonable efforts to ensure that the medical and dental plans made available by Buyer to Transferred Employees credit such Transferred Employees' and their dependents with the amount of out-of-pocket expense limitations and deductibles satisfied under the Sellers' medical and dental plans.

        (d) To the extent required by law, the Buyer shall be responsible for providing continuation coverage as required by COBRA, under a group health plan maintained by the Buyer, to the Transferred Employees and other qualified beneficiaries under COBRA with respect to such employees engaged in the Business as of the Closing Date, who have a COBRA qualifying event (due to termination of employment with the Seller or otherwise) solely as a result of the transactions contemplated by this Agreement. The Buyer shall indemnify and hold Seller harmless from any and all damages, liabilities, claims or expenses incurred by the Seller as a result of the failure of the Buyer to comply with any of the requirements of COBRA, including applicable notice requirements.

        (e) No provision of this Section 9.1 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or of any of its subsidiaries in respect of employment or continued employment (or resumed employment) with either the Business, the Buyer, or any of its affiliates and no provision of this Section 9.1 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any of Seller's employee benefit plans or any plan or arrangement which may be established by the Buyer or any of its affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Buyer or any of its affiliates.

        (f) The Buyer shall assume the obligations and duties of the Seller specified in the Collective Bargaining Agreement. As a result, it is the intent of the parties to satisfy the provisions of Section 4204 of ERISA with respect to any obligation that Seller may have under the Paper Industry Union-Management Pension Fund (the "Plan"). Therefore,
        Seller and Buyer agree that, after the Closing, Buyer shall continue making contributions to the Plan in accordance with the terms of the Collective Bargaining Agreement for substantially the same number of contribution base units for which Seller had an obligation to contribute to the Plan on the Closing Date and that each party will attempt to comply with the requirements of Section 4204 of ERISA, or obtain a variance therefrom. Nothing contained herein shall prevent Buyer from modifying or otherwise eliminating Buyer's obligations to contribute to the Plan under the Collective Bargaining Agreement to the extent permitted by law. However, in the event Buyer withdraws from the Plan under Sections 4203 or 4205 of ERISA prior to the fifth anniversary of the Closing Date, then Buyer shall indemnify and hold Seller harmless from any claims made (including all costs or liabilities incurred) against Seller for withdrawal liability by the Plan.

        (g) With respect to each Transferred Employee, the Buyer agrees that each such Transferred Employee who is terminated by Buyer as a result of
        (i) termination without cause, (ii) Buyer requiring the Transferred Employee to relocate from the Transferred Employee's current domicile, or (iii) substantial diminution in the Transferred Employee's base salary or responsibility, in each case, on or prior to the six (6) month anniversary of the Closing Date shall receive a severance payment from Buyer that is not less than the amount provided for each such Transferred Employee on Schedule 9.1(a), which severance payments or amounts have been approved by the Seller's Board of Directors and the Seller's creditors' committee.

Section 9.2 Name Change. The Seller covenants that at the Closing, or as soon thereafter as is practicable (but in no event later than the ninetieth day after the Closing Date), it will not use the corporate names "Decora Industries, Inc." and "Decora, Incorporated" or any names similar thereto in any business activity except as is necessary for the administration of the Bankruptcy Cases and except in the conduct or operation of any Excluded Assets.

                                   ARTICLE X.
                                  MISCELLANEOUS

Section 10.1 Attorneys' Fees. In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

Section 10.2 Reasonable Access to Records and Certain Personnel. So long as the Case is pending: (a) Buyer shall permit Sellers' counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Acquired Assets or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (i) the right of such professionals to copy, at Sellers' expense, such documents and records as they may request in furtherance of the purposes described above, and (ii) Buyer's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses Buyer for the reasonable costs and expenses thereof); and (b) Buyer shall provide Seller and such professionals (at no cost to Seller) with reasonable access to Ron Artzer, Rob Hanlon, Dana Case and those former Seller employees who are Transferred Employees at the time of any such request who have access to the financial and other records of Seller which are acquired by Buyer hereunder during regular business hours to assist Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with Buyer's business operations.

Section 10.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered by any of the following methods: (a) hand delivery; (b) certified U.S. mail, return receipt requested, postage prepaid;
(c) overnight courier; or (d) facsimile, in each case directed to the following persons and at the following addresses or facsimile numbers, or such other person(s), address(es), and number(s) as to which written notice has been given:

               If to the Buyer, to

                      Pliant Corporation
                      1515 Woodfield Road, Suite 600
                      Schaumburg, Illinois 60173
                      Telecopy:  847-969-3338
                      Attention:  Brian Johnson
                      E-mail: Brian.johnson@pliantcorp.com

                      with a copy (which shall not constitute notice) to:

                      Stoel Rives LLP
                      201 South Main Street, Suite 1100
                      Salt Lake City, UT 84111
                      Telecopy:  801-578-6999
                      Attention:  Ronald Moffitt
                      E-mail:  rmoffitt@stoel.com

                      If to Sellers, to:

                      Decora Industries
                      1 Mill Street
                      Fort Edward, New York 12828
                      Telecopy:  518-747-9425
                      Attention:  Ron Artzer
                      E-mail:  rartzer@decoraind.com

                      with copies (which shall not constitute notice) to:

                      Latham & Watkins
                      233 South Wacker Drive
                      Sears Tower - Suite 5800
                      Chicago, Illinois 60606
                      Telecopy:  312-993-9767
                      Attention:  Marc Bassewitz
                      E-mail: marc.bassewitz@lw.com

                      and

                      Latham & Watkins
                      633 West Fifth Street, Suite 4000
                      Los Angeles, California 90071-2007
                      Telecopy:  213-891-8763
                      Attention:  Robert Klyman
                      E-mail: robert.klyman@lw.com
or to such other place and with such other copies as any party may designate as to itself by written notice to the others. All notices will be deemed received as follows: (i) in the event of hand-delivery, on the date of delivery; (ii) in the event of delivery by certified U.S. mail, on the date of receipt appearing on the return receipt card; (iii) in the event of delivery by overnight courier service, on the next Business Day following deposit with such service for delivery; or (iv) in the event of transmission by facsimile, on the date of receipt printed by the sending facsimile machine when it reports that the transmission is complete.

Section 10.4 Entire Agreement. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Acquired Assets. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

Section 10.5 Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

Section 10.6 Closing Date. All actions to be taken at the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

Section 10.7 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if Buyer cannot acquire and Seller cannot sell substantially all of the Acquired Assets, either party may terminate this Agreement, and it shall be of no further force and effect, unless both parties agree in writing to the contrary.

Section 10.8 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

Section 10.9 Further Assurances. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.

Section 10.10 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Section 10.11 Brokerage Obligations. Seller is represented by HLHZ as its exclusive sales agent with respect to the transactions contemplated herein pursuant to Seller's engagement agreement with HLHZ, and HLHZ's fees and expenses are to be paid by Seller in accordance with the terms and provisions of such engagement agreement. Seller and Buyer each represent and warrant to the other that, except for HLHZ, such party has incurred no liability to any broker or agent with respect to the payment of any commission, fees or expenses regarding the consummation of the transaction contemplated hereby. Except for fees and expenses of HLHZ payable by Seller in accordance with the aforementioned engagement agreement, it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or Seller in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect, and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

Section 10.12 Payment of Fees and Expenses. Except as provided in Sections 10.1 and 10.11, each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transactions contemplated herein.

Section 10.13 Survival. Except for covenants and agreements hereunder to be performed after the Closing Date, none of the respective representations, warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

Section 10.14 Assignments. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto.

Section 10.15 Binding Effect. Subject to the provisions of Section 10.14 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

Section 10.16 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 10.17 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

Section 10.18 Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

Section 10.19 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

Section 10.20 Bankruptcy Court Jurisdiction. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (a) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND/OR (b) THE PROPERTY AND/OR ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

Section 10.21 Performance by Buyer. Parent shall cause Buyer prior to the Closing Date to comply with its obligations hereunder and shall, subject to the terms herein, cause Buyer to consummate the transaction contemplated herein and whenever prior to the Closing Date this Agreement requires Buyer to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Buyer to take such action.

                                  ARTICLE XI.
                                   DEFINITIONS

        Capitalized terms used in this Agreement shall have the following meanings:

        "Acquired Assets" shall have the meaning ascribed to such term in
Section 1.1 hereof.

        "Agreement" shall have the meaning ascribed to such term in the preamble to this Agreement.

        "Approval" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a person.

        "Approval Hearing" shall have the meaning ascribed to such term in
Section 8.6(a) hereof.

        "Approval Order" shall have the meaning ascribed to such term in Section 8.6(b) hereof.

        "Assignment Agreement" shall have the meaning ascribed to such term in
Section 3.3(a) hereof.

        "Assumed Contracts" shall have the meaning ascribed to such term in
Section 1.1(b) hereof.

        "Assumed Liabilities" shall have the meaning ascribed to such term in
Section 2.2 hereof.

        "Auction" shall have the meaning ascribed to such term in Section
8.6(a).

        "Audited Balance Sheets" shall have the meaning ascribed to such term in
Section 5.5(a) hereof.

        "Audited Statements" shall have the meaning ascribed to such term in
Section 5.5(a) hereof.

        "Bankruptcy Court" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "Books and Records" shall mean originals or copies of all books, financial and other records and information which has been reduced to written, recorded or encoded form relating to the Business or the Acquired Assets, including without limitation, customer lists and related sales histories, credit policies and credit information with respect to existing customers, distribution and sales lists, broker, agent and distributor lists, supplier lists, existing cost and pricing data, existing business plans, advertising and promotion plans and materials, product development plans, product advertisement and packaging designs, forecasts, market research reports, competitor information, reference catalogs and product efficacy research in each case in existence as of the date hereof, as such items may be modified or augmented in the ordinary course of business.

        "Break-Up Fee" shall have the meaning ascribed to such term in Section 8.6(a) hereof.

        "Business" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banks in the State of New York are required or authorized to close for regular banking business.

        "Buyer" shall have the meaning ascribed to such term in the preamble to this Agreement.

        "Case" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        "Closing" shall have the meaning ascribed to such term in Section 3.1 hereof.

        "Closing Date" shall have the meaning ascribed to such term in Section
3.1 hereof.

        "COBRA" shall mean the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part I, Section I of ERISA.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Collective Bargaining Agreement" shall mean (i) the Agreement dated March 14, 1999 by and between Decora Manufacturing and the Union, (ii) or the Agreement effective January 6, 2002-March 13, 2005 by and between Seller and the Union or (iii) such other agreement as the Buyer may negotiate with the Union.

        "Contracts" shall have the meaning ascribed to such term in Section 1.2(d) hereof.

        "Corporate Records" shall have the meaning ascribed to such term in
Section 1.2(j) hereof.

        "Court Document" shall have the meaning ascribed to such term in Section
8.2 hereof.

        "Court Filing" shall have the meaning ascribed to such term in Section
8.2 hereof.

        "Deposit" shall have the meaning ascribed to such term in Section 2.6 hereof.

        "DIP Loan Amount" shall have the meaning ascribed to such term in
Section 2.1(a) hereof.

        "Employee Plans" shall mean any "employee benefit plans" as defined in
Section 3(3) of ERISA and any other material plans or programs pursuant to which Seller has an obligation to provide compensation or other employee benefits to any present or former employee or any beneficiary thereof.

        "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Laws or Occupational Safety and Health Law, including those consisting of or relating to:

        (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

        (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

        (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other person) and for any natural resource damages; or

        (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

        The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

        "Environmental Laws" shall mean Laws relating to the protection of the environment and/or human health and safety from environmental effects or to the generation, management, removal, remediation, emission, discharge, control, processing, use, treatment, storage, disposal, transport, release, recycling, or handling of Hazardous Materials including, without limitation, CERCLA and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and the regulations promulgated thereunder.

        "Environmental Permits" shall have the meaning ascribed to such term in
Section 5.10(c) hereof.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Excluded Assets" shall have the meaning as ascribed to such term in
Section 1.2 hereof.

        "Excluded Liabilities" shall mean every liability of Seller other than the Assumed Liabilities, including, without limitation:

        (i) any liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing Date;
        (ii) any liability under any Assumed Contract pursuant to Section 1.1(b) that arises after the Closing Date, but that arises out of or relates to any breach that occurred prior to the Closing Date;
        (iii) any liability for taxes, including (A) any taxes arising as a result of Seller's operation of the Business or ownership of the Assets prior to the Closing Date and (B) any deferred taxes of any nature;
        (iv) any liability under any contract not assumed by Buyer under Sections 1.1(b) or 2.5;
        (v) any Environmental, Health and Safety Liabilities arising out of or relating to Seller's operation of the Business or Seller's leasing, ownership or operation of Real Property or personal property;
        (vi) except as provided in Section 9.1(f), any liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, deferred compensation plans or contracts, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both;
        (vii) any liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its related persons;
        (viii) any liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;
        (ix) any liability of Seller to any shareholder or related person of Seller or any shareholder;
        (x) any liability to or any obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;
        (xi) any liability to distribute to any of Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;
        (xii) any liability arising out of any Proceeding pending as of the Closing Date;
        (xiii) any liability arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date;
        (xiv) any liability arising out of or resulting from Seller's compliance or non-compliance with any legal requirement or order of any Governmental Authority;
        (xv)   any liability of Seller under this Agreement or any other
               document executed in connection with this Agreement;
        (xvi)  any liability of Seller based upon Seller's acts or omissions occurring after the Closing Date; and
        (xvii) any amounts Seller may be required to pay to counterparties to the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code as a condition to assuming and assigning any such Assumed Contract(s).

        "Financial Statements" shall have the meaning ascribed in Section 5.5(a) hereof.

        "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Governmental Authority" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel.

        "Hazardous Materials" shall mean any substance: (i) the presence of which requires or may require investigation, remediation, monitoring or control of any kind under any Environmental Laws; or (ii) which is or becomes regulated or defined as "hazardous waste," "hazardous material," "hazardous substance," "friable asbestos," "radioactive material," "radioactive waste," "low-level radioactive waste," "oil," "petroleum," "petroleum products," "polychlorinated biphenyls," "volatile organic compounds" (including those that are airborne) or "wastewater" under any Environmental Law.

        "HLHZ" shall mean Houlihan Lokey Howard & Zukin Capital.

        "Improvements" shall have the meaning ascribed to such term in Section 1.1(c) hereof.

        "Intangible Property" shall have the meaning ascribed to such term in
Section 1.1(e) hereof.

        "Intellectual Property" shall mean all of the following irrespective of where any of the same were issued, are pending or exist that are owned by, issued to or licensed by the Seller: United States and foreign patents of any description, and applications therefor; United States (federal and state) and foreign trademarks (and goodwill associated therewith) and other trade names, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation); Web sites, know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, recipes, whether patented or patentable or not (whether or not such items have been reduced to written, computer-readable or other tangible form); shop rights and license agreements and other agreements of every kind and character relating to any of the foregoing; and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement.

        "Inventory" shall have the meaning ascribed to such term in Section 1.1(f) hereof.

        "knowledge" shall mean, with respect to Seller, the actual knowledge of Ron Artzer, Rob Hanlon, Jim Harder, Mike Kilbane, Dana Case or Dick DeCoste.

        "Non-Union Employees" shall mean those employees of Seller whose terms of employment are not governed by the Collective Bargaining Agreement.

        "Occupational Safety and Health Law" means any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private designed to provide safe and healthful working conditions.

         "Other Transfer Documents" shall have the meaning ascribed to such term in Section 3.3(b) hereof.

        "Outside Date" shall have the meaning ascribed to such term in Section
3.2 hereof.

        "Parent" shall have the meaning ascribed to such term in the preamble to this Agreement.

        "Permits" shall have the meaning ascribed to such term in Section 5.16 hereof.

        "Personal Property" shall have the meaning ascribed to such term in
Section 1.1(d) hereof.

        "Petition Date" shall have the meaning ascribed to such term in the recitals to this Agreement.

        "Plan" shall have the meaning ascribed to such term in Section 9.1(f) hereof.

        "Postpetition Expense Payment" shall have the meaning ascribed to it in
Section 2.4 hereof.

        "Procedures Order" shall have the meaning ascribed to such term in
Section 8.6(a) hereof.

        "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or before, or otherwise involving any Governmental Authority.

        "Purchase Price" shall have the meaning ascribed to such term in Section
2.1 hereof.

        "Real Property" shall have the meaning ascribed to such term in Section 1.1(a) hereof.

        "Real Property Leases" shall have the meaning ascribed to such term in
Section 1.1(b)(i) hereof.

        "Receivables" shall have the meaning ascribed to such term in Section 1.1(g) hereof.

        "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

        "Sale Motion" shall have the meaning ascribed to such term in Section 8.6(b) hereof.

        "Sale Procedure Motion" shall have the meaning ascribed to such term in
Section 8.6(a) hereof.

        "Seller" shall have the meaning ascribed to such term in the preamble to this Agreement.

        "Seller Default Termination" shall have the meaning ascribed to such term in Section 2.6 hereof.

        "Survey" shall have the meaning ascribed to such term in Section 4.3(c) hereof.

        "Title Policy" shall have the meaning ascribed to such term in Section 4.3(c) hereof.

        "Transferred Employees" shall have the meaning ascribed to such term in
Section 9.1(a) hereof.

        "Unaudited Balance Sheets" shall have the meaning ascribed to such term in Section 5.5(a) hereof.

        "Unaudited Financial Statements" shall have the meaning ascribed to such term in Section 5.5(a) hereof.

        "Union" shall mean Decora Local Union No. 1-0013, Paper, Allied Industrial and Chemical & Energy Workers International Union, AFL-CIO.

        "Union Employees" shall mean those employees of Seller whose terms of employment are governed by the Collective Bargaining Agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.


                             PLIANT CORPORATION


                                             /s/
                             -------------------------------------------------
                             Name: Brian E. Johnson
                             Its:  Executive Vice President & Chief
                                   Financial Officer



                             PLIANT INVESTMENT, INC.


                                             /s/
                             ------------------------------------------------
                             Name: Brian E. Johnson
                             Its: Executive Vice President


                             DECORA INDUSTRIES, INC.


                                            /s/
                             ----------------------------------------------
                             Name: Ronald A. Artzer
                             Its: Chief Executive Officer



                             DECORA, INCORPORATED


                                            /s/
                             ----------------------------------------------
                             Name: Ronald A. Artzer
                             Its: Chief Executive Officer